Exhibit 99.1

The St. Joe Company Announces Record Setting Performance in 2023 and Growth Across All Three Segments

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--February 1, 2024--The St. Joe Company (NYSE: JOE) (“St. Joe” or the “Company”) announces record setting performance in 2023 with growth across all segments of the Company. St. Joe achieved all-time record activity in a number of key metrics in its residential, hospitality and commercial segments.

“St. Joe continues to benefit from the growing migration and visitation to Northwest Florida as evidenced by Northwest Florida Beaches International Airport serving 1,660,479 passengers in 2023, the most in its history,” said Jorge Gonzalez, President and CEO of St. Joe. “We continue to be well-positioned to capitalize on that growth with our diverse offerings across our segments.”

Residential

St. Joe’s residential communities remain among the most sought-after in Northwest Florida. In 2023, St. Joe completed a total of 1,704 sales of homes and homesites, consisting of 1,063 residential homesites and 641 homes in the Latitude Margaritaville Watersound joint venture, the most in the Company’s history. According to a report from Metro Market Trends, a total of 1,177 new homes were sold in St. Joe’s residential communities in Bay County and Walton County during 2023, which includes homes sold directly as well as by third-party builders.

Hospitality

The Company’s Watersound Club membership grew by a record number in 2023 with the full year increase of 713 members, bringing the total membership to 3,317 at year’s end. This membership growth coincided with the opening of an expansive new amenity complex adjacent to Camp Creek golf course. A third golf course is currently under construction to add to the Watersound Club amenities. In 2023, St. Joe opened five new hotels totaling 646 rooms. 2024 will be the first full year of operations for these new hotels. St. Joe, individually or through consolidated and unconsolidated joint ventures, has 11 hotels in its portfolio for a total of 1,177 rooms with an additional 121-room hotel planned to open in 2024, which will bring the total hotel portfolio to 1,298 rooms.

Commercial

St. Joe executed 44 new leases with commercial tenants, more than any other year in the Company’s history. The Company’s portfolio includes 1,028,831 square feet under lease, which represents approximately 95% occupancy. These leases include a mix of retail, restaurant, medical, light industrial and warehouse tenants across St. Joe’s diverse commercial real estate portfolio. An additional, 98,036 square feet of space is currently under construction. The Company broke ground on the 87-acre FSU/TMH Medical Campus that includes an approximately 79,000 square foot medical office building that is planned to open in 2024. Future plans for the medical campus include additional medical office buildings and an inpatient hospital that will create synergistic opportunities between research, education and clinical delivery with a focus on healthy aging.

For more information on St. Joe’s residential communities, click here.

For more information on the hotels St. Joe opened in 2023, click here.

For more information on the Watersound Club amenities, including those that opened in 2023, click here.

The Company expects to release its fourth quarter and full year 2023 results after the market close on Wednesday, February 21, 2024.

Important Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of Section 21E of the Exchange Act, including statements regarding St. Joe’s plans for a 121-room hotel, an additional Watersound Club golf course and future development of the FSU Health medical campus. These forward-looking statements are qualified in their entirety by cautionary statements and risk factors set forth in St. Joe’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent current report filings as well as St. Joe’s ability to complete the planned hotel, golf course and FSU Health medical campus as anticipated.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

©2024 The St Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design,)®” and “Watersound Club®” are registered service marks of The St. Joe Company or its affiliates.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
marek.bakun@joe.com

St. Joe Media Relations Contact:
Mike Kerrigan
Vice President of Marketing and Communications
1-850-231-6426
mike.kerrigan@joe.com